Exhibit 10.1

ARROWHEAD RESEARCH CORPORATION

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of the last date written below by Dr. Christopher Anzalone (“Executive”) and Arrowhead Research Corporation, a Delaware corporation (the “Company”) with respect to the terms of Executive’s employment by the Company.

WHEREAS, the Company and Executive have previously entered into a letter agreement, dated as of November 19, 2007 (the “Term Letter”), outlining the terms of Executive’s employment with the Company;

WHEREAS, the Company and Executive desire to enter into this formal employment agreement and to terminate the Term Letter in its entirety.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on December 1, 2007 and ending as provided in Section 5 hereof (the “Employment Period”).

2. Position and Duties. During Executive’s employment, he shall serve as President and Chief Executive Officer of the Company and shall have the duties, responsibilities, functions and authority of the President and Chief Executive Officer, consistent with the Bylaws of the Company. During Executive’s employment, he shall report to the Board of Directors (the “Board”) and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its subsidiaries. Executive shall perform his duties, responsibilities and functions to the Company and its subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

3. Board Membership. The Board has appointed Executive to fill a vacancy on the Board and Executive has been appointed as a director on the Board. Upon the termination Executive’s employment by the Company, Executive shall resign as a director of the Company and its subsidiaries, as the case may be.

4. Compensation and Benefits.

(a) Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company shall pay Executive Four Hundred Thousand Dollars ($400,000) per annum or such higher rate as the Board may determine from time to time (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices. The Base Salary will be evaluated at least annually by the Company’s Compensation Committee commencing at the 2008 meeting to evaluate compensation of the Company’s management level employees.

(b) Bonus. Executive shall also be eligible to receive bonuses (each a “Bonus”), based on performance of the Company and Executive’s individual performance, as measured against performance targets set by the Board’s Compensation Committee no later than October 1st of each calendar year.

(c) Equity Grants. The Board has approved the Stock Option Agreement, attached to this Agreement as Exhibit A for the grant to Executive of an option (the “Option”) to purchase Two Million (2,000,000) shares of the Company’s common stock. The Option vests over four (4) years, with options to purchase the first Two Hundred Fifty Thousand (250,000) shares vesting on the sixth month anniversary of the grant, and options to purchase Forty-One Thousand Six Hundred Sixty-Seven (41,667) shares vesting on the first day of each successive forty-two (42) calendar months. The other terms, including pricing, are set forth in the Option.

(d) Expense Reimbursement. During the Employment Period, the Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement, consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. The Company shall reimburse Executive for up to One Hundred Thousand Dollars ($100,000) in relocation expenses related to the transition of Executive and his family to the Pasadena area in connection with Executive’s employment with the Company, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(e) Regular Benefits. Executive shall also be entitled to participate in any employee benefit plans and programs, such as vacation and sick leave, health, dental, life and disability insurance, and any retirement plans, such as the Company’s 401(k) plan, (collectively, the “Plans,” or individually, the “Plan”) generally available to the Company’s employees. Such participation shall be subject to the terms, eligibility and qualification requirements of the applicable Plan documents, generally applicable policies of the Company, applicable law and the discretion of the Board and its Compensation Committee. A summary of the Company’s benefits is attached to this Agreement as Exhibit B. Other than as specified in paragraph (f) of this section, nothing contained in this Agreement shall be construed to: (i) create any obligation on the part of the Company to establish any such Plan or to maintain the effectiveness of any such Plan, which may be in effect from time to time, or (ii) prevent the Company from changing the Plans, including the terms thereof, it offers to its senior executives at any time.

(f) Insurance Benefits. Executive shall be entitled to participate in the Company’s existing (and replacement) short and long term disability programs. During the first ten years of the Employment Period, the Company shall pay premiums to bring Executive’s total life insurance benefit for Executive to Two Million Dollars ($2,000,000) under the Company’s then standard life insurance plans or any similar plan with terms no less favorable to Executive.

5. Term.

(a) At-Will Employment. Executive’s employment with the Company shall be “at-will” employment under the laws of California, which means employment may be terminated by either the Company or Executive at any time and for any reason or for no reason, with or without notice. Without limiting the effect of the foregoing, the Employment Period shall continue until terminated:

(i) by Executive’s resignation (with or without Good Reason (as defined below));

(ii) by Executive’s death or his mental or physical disability or incapacity (each as determined by the Board in its good faith judgment); or

(iii) by the Company at any time (with or without Cause (as defined below)).

(b) Termination of Employment. If the Employment Period is terminated by the Company without Cause or by Executive with Good Reason, Executive shall be entitled to continue to receive (i) his Base Salary payable in regular installments as special severance payments from the date of termination and (ii) medical and dental benefits on the same terms as such benefits were provided as of immediately before such termination, in each case through the one (1) year anniversary of the date of termination. Notwithstanding anything herein to the contrary, no amounts shall be payable pursuant to this Section 5(b) unless and until Executive has executed and delivered to the Company a general release in favor of the Company in form and substance reasonably satisfactory to the Board and only so long as Executive has not breached the provisions of Sections 7, 8 and 9 hereof. Except as provided in this Section 5(b), Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period. Notwithstanding the foregoing, if Executive is a “specified employee” of the Company (as defined in Treasury Regulation Section 1.409A-1(i)), any severance payments that would otherwise be paid within six months after the last day of the Employment Period that exceed the lesser of (x) two times the compensation limit under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, for the calendar year of the last day of the Employment Period, and (y) two times Executive’s annual compensation for the calendar year prior to the calendar year of the last day of termination shall instead be paid on the six month anniversary of the last day of the Employment Period.

(c) If the Employment Period is terminated by the Company for Cause, by Executive’s resignation without Good Reason, or due to Executive’s death or his mental or physical disability for a period of ninety (90) consecutive days in which Executive is incapable, after reasonable accommodation, of performing Executive’s duties, Executive shall only be entitled to receive his Base Salary through the date of termination or expiration and shall not be entitled to any other salary, compensation or benefits from the Company or its subsidiaries thereafter.

(d) Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, fringe benefits and other compensation hereunder which accrue or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). The Company may offset any amounts Executive owes it or its subsidiaries against any amounts it or its subsidiaries owes Executive hereunder.

(e) For purposes of this Agreement, “Cause” shall mean (i) the conviction (by trial or upon a plea of nolo contendere) of a felony or other crime involving moral turpitude or the commission of any other material act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its subsidiaries substantial public disgrace or disrepute or economic harm, (iii) the engaging of gross misconduct and the failure to cease such conduct and rectify any harm to the Company resulting therefrom within 30 days after written demand therefor by the Company identifying with reasonable particularity such conduct and harm, or (iv) any other material breach of this Agreement by Executive and the failure to cease such breach and rectify any harm to the Company resulting therefrom within 30 days after written demand therefor by the Company identifying with reasonable particularity such breach and harm.

(f) For purposes of this Agreement, “Good Reason” shall mean (i) Executive’s duties, responsibilities, titles or offices are diminished from those set forth in Section 2 hereof without Executive’s written consent, and the Company fails to reinstate such duties, responsibilities, titles or offices within 30 days after written demand therefor by Executive identifying with reasonable particularity such diminishment, (ii) the relocation of Executive’s base office to an office that is more than thirty (30) highway miles from Executive’s base office as of December 1, 2007, (iii) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the obligations under this Agreement and (iv) any other material breach of this Agreement by the Company and the failure to cease such breach and rectify any harm to Executive resulting therefrom within 30 days after written demand therefor by Executive identifying with reasonable particularity such breach and harm.

6. Indemnification. The Company agrees that if Executive is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was an officer or employee of the Company or is or was serving at the request of the Company as an officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as an officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, to the fullest extent legally permitted or authorized by the Company’s Bylaws or, if greater, by the laws of the State of Delaware, as may be in effect from time to time, except that this Section 6 shall not apply to the following Proceedings: (a) any Proceeding initiated or brought voluntarily by Executive against the Company or its directors, officers employees or other indemnitees, unless the Board has authorized or consented to the initiation of the Proceeding (or any part of the Proceeding), and (b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Executive of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended or any similar successor statute. The rights conferred on Executive by this Section 6 shall not be exclusive of any other rights which Executive may have or hereafter acquire under any statute, the Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

The indemnification provided for by this Section 6 shall continue until and terminate upon the latest of: (a) the statute of limitations applicable to any claim that could be asserted against Executive with respect to which he may be entitled to indemnification under this Section 6, (b) ten years after the date that Executive has ceased to serve as a director or officer of the Company or as a director, officer, employee, member, or agent of any other corporation, limited liability corporation, partnership, joint venture, trust or other enterprise at the request of the Company, or (c) if, at the later of the dates referred to in (a) and (b) above, there is a pending Proceeding in respect of which Executive is granted rights of indemnification under this Section 6, one year after the final termination of such Proceeding, including any and all appeals. The indemnification provided for by this Section 6 shall inure to the benefit of his heirs, executors and administrators.

7. Confidential Information. Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company and its subsidiaries concerning the business or affairs of the Company or any of its subsidiaries (“Confidential Information”) are the property of the Company or such subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any other subsidiaries which he may then possess or have under his control.

8. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its subsidiaries (“Work Product”) belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

9. Non-Solicitation. During the Employment Period and for one (1) year thereafter, Executive shall not directly or indirectly through another, person or entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any subsidiary at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in anyway interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its subsidiaries).

10. Enforcement. If, at the time of enforcement of Sections 7, 8 and 9 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period or scope under such circumstances shall be substituted for the stated period or scope. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 9, the nonsolicitation period shall be tolled until such breach or violation has been duly cured. Executive acknowledges that the restrictions contained in Section 9 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

11. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement or noncompete agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

12. Survival. Sections 6 through 21 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Dr. Christopher Anzalone
Arrowhead Research Corporation
201 South Lake Avenue
Suite 703
Pasadena CA 91101

Notices to the Company:

Arrowhead Research Corporation
201 South Lake Avenue
Suite 703
Pasadena CA 91101

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, the Term Letter), but excluding any breaches thereof by either party prior to the date hereof.

16. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

17. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

19. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

20. Amendment and Waiver. The provisions of this Agreement maybe amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

21. Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement effective as of the last day written below.

Dated: June 11, 2008	ARROWHEAD RESEARCH CORPORATION

/s/ Paul C. McDonnel
Paul C. McDonnel
Chief Financial Officer

Dated: June 11, 2008	EXECUTIVE

/s/ Christopher Anzalone
Dr. Christopher Anzalone

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